Exhibit 99.1

MBIA Comments on Moody’s Decision to Place MBIA’s Ratings on Review for Possible Downgrade

ARMONK, N.Y.--(BUSINESS WIRE)--MBIA Inc. (NYSE: MBI) issued the following statement in response to the decision by Moody’s Investors Service to place the ratings of MBIA Inc. and MBIA Insurance Corporation on review for possible downgrade. The specific ratings affected are the Aaa insurance financial strength ratings of MBIA Insurance Corporation ("MBIA" or the "Insurance Company") and its insurance affiliates, the Aa2 ratings of MBIA’s Surplus Notes, and the Aa3 ratings of the junior obligations of the Insurance Company and the senior debt of MBIA Inc., each with a negative outlook.

“We disagree with Moody’s decision today,” said Jay Brown, MBIA Chairman and Chief Executive Officer. “When Moody’s affirmed our rating with a negative outlook in February, we believed that it would refrain for six to 12 months from taking additional ratings actions unless the environment or MBIA’s position changed materially. Since then, there have been no material adverse changes in the environment, and we believe our capital position has improved. Thus, we are surprised by both the timing and direction of this action and can only conclude that the requirements for a Triple-A rating continue to change.

“Our policyholders and shareholders should understand that Moody’s decision to review our ratings is not motivated by concerns over our solvency or our ability to pay claims as they come due,” Mr. Brown said. “There is no question about our ability to cover all policyholder claims, from a regulatory or any other standpoint.

“Further, we are steadfast in our commitment to protect our policyholders and deliver solid long term returns to our shareholders,” said Mr. Brown. “As a result we will study all of our options and consult with our Board about the most effective ways to achieve these objectives. As we indicated on May 12, our intent was to downstream $900 million of cash currently held at the holding company to MBIA Insurance Corporation if it would support its Triple-A ratings. This cash was never needed to pay claims, but rather to support the rating agencies’ capital requirements for a Triple-A, and it remains available for that purpose. However, in light of Moody’s action today, we will continue to hold the cash at the holding company level pending our strategy review and consultation with our Board.

“We share Moody’s concerns regarding our new business production, but we are in no way reliant on new business production to satisfy our insurance obligations or our capital requirements. In addition, the upside to slower business is a strengthening capital base,” said Mr. Brown. “The single biggest impediment to greater new business volume has been the instability surrounding our ratings and ongoing changes in rating agency requirements for a Triple-A. Our business volume had been slowly building since the affirmation of our ratings by S&P and Moody’s in late February. However, when Moody’s announced on May 13th its intent to revise its assumptions on 2005-2007 vintage subprime second lien mortgage products, our new business production again dropped precipitously.

“Over the past five months, our capital raising accomplishments have contributed to our sound and flexible financial position, which we believe is consistent with Triple-A ratings requirements,” said Mr. Brown. “We have successfully raised over $2.6 billion in debt and equity, the most in our industry, and further improved our capital position by approximately $400 million in the first quarter through the retirement of insured exposures and ratings upgrades within our existing insurance portfolio.

“While the US housing market and our housing-related insured credits have weakened, their performance has been consistent with the expectations underlying our loss reserve calculations,” said Mr. Brown. “As we stated in our first quarter financial results, we have assumed further deterioration in the performance of the housing market and, while we appreciate Moody’s concerns, we do not foresee any major additions to loss reserves unless the housing market performs significantly worse than our expectations.

“We believe the actions we have taken to date make a review of our ratings unnecessary at this time,” Mr. Brown continued. “Nonetheless we will work closely with Moody’s analysts to address their concerns.”

Forward-Looking Statements

This release contains statements about future results that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are not guarantees of future performance. There are a variety of factors, many of which are beyond MBIA's control, which affect the operations, performance, business strategy and results and could cause its actual results to differ materially from the expectations and objectives expressed in any forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. MBIA does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures MBIA may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.

MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has financial strength ratings of Triple-A with a negative outlook from Standard & Poor's Ratings Services and Triple-A, on review for possible downgrade, from Moody's Investors Service. Please visit MBIA's Web site at www.mbia.com.

CONTACT:
MBIA
Media: Kevin Brown, 914-765-3648
or
Elizabeth James, 914-765-3889
or
Investor Relations:
Greg Diamond, 914-765-3190